Exhibit 3.3

                            CERTIFICATE OF AMENDMENT

                             RIGHTS AND PREFERENCES

                                     OF THE

              SERIES B 8.625% CUMULATIVE REDEEMABLE PREFERRED STOCK

                            PAR VALUE $1.00 PER SHARE

                                       OF

                      WEBSTER PREFERRED CAPITAL CORPORATION


                        ------------------------------

                      Pursuant to Section 33-666(d) of the
                      Connecticut Business Corporation Act

                        ------------------------------


          WEBSTER  PREFERRED   CAPITAL   CORPORATION  (the   "Corporation"),   a
     corporation   organized  and  existing  under  the   Connecticut   Business
     Corporation Act, as amended,

     DOES HEREBY CERTIFY:

     FIRST: The Amended and Restated Certificate of Incorporation of the Corporation authorizes the issuance of 3,000,000 shares of the Corporation's preferred stock, par value $1.00 per share, in one or more series, and authorizes the Board of Directors to fix by resolution or resolutions the designation of each series of Preferred Stock and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof.

     SECOND: The Board of Directors of the Corporation at a meeting held on December 22, 1997, did duly adopt this Certificate of Amendment providing for the designation, powers, preferences and rights, and the qualifications, limitations and/or restrictions thereof, of the Series B 8.625% Cumulative Redeemable Preferred Stock, par value $1.00 per share, of the Corporation.

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors, in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, hereby approves the issuance of Series B 8.625% Cumulative Redeemable Preferred Stock, par value $1.00 per share, of the Corporation and hereby fixes the designation of such series and the powers, preferences, rights, and qualifications, limitations and restrictions thereof in addition to those set forth in said Amended and Restated Certificate of Incorporation as follows:

     1. Designation; Ranking.

          (a) The designation of the series of Preferred Stock created by this Certificate of Amendment shall be "Series B 8.625% Cumulative Redeemable Preferred Stock," par value $1.00 per share, of Webster Preferred Capital Corporation (the "Corporation") (hereinafter referred to as "Series B Preferred Shares"), and the number of shares constituting such series shall be 1,000,000, which number may be increased (but not above the total number of shares of Preferred Stock of the Corporation) or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors.

          (b) The Series B Preferred Shares shall rank prior to the common stock of the Corporation, par value $.01 per share (the "Common Stock") as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation (the Common Stock, together with any other class or series of stock of the Corporation ranking junior to the Series B Preferred Shares as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, being hereinafter referred to as "Junior Stock"). The Series B Preferred Shares are on a parity with the shares of Series A 7.375% Cumulative Preferred Stock of the Corporation, par value $1.00 per share (the "Series A Preferred Shares"), as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation (the Series A Preferred Shares, together with any other class or series of stock of the Corporation ranking on a parity with the Series B Preferred Shares (other than the Series B Preferred Shares) as to the payment of dividends and the distribution of assets upon the liquidation, distribution or winding up of the Corporation being hereinafter referred to as "Parity Stock").

     2. Dividend Rights.

          (a) The holders of Series B Preferred Shares shall be entitled to receive, if, when and as declared by the Board of Directors of the Corporation, out of assets of the Corporation legally available therefor, cash dividends, accruing from the Issue Date (as defined below) at the rate of 8.625% per annum of the $10 liquidation preference (an amount equal to $.8625 per share per annum), and no more, payable, if, when and as declared by the Board of Directors, quarterly on January 15, April 15, July 15, and October 15 in each year (each quarterly period ending on any such date being hereinafter referred to as a "dividend period"), at such annual rate, commencing January 15, 1998. Dividends in each quarterly period shall accrue from the day following the previous dividend payment date (except that dividends payable on January 15, 1998 shall accrue from the Issue Date), whether or not declared or paid for the prior quarterly period. Each declared dividend will be payable to holders of record as they appear at the close of business on the stock register of the Corporation on such record dates, not exceeding 45 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Corporation. The date of original issuance of Series B Preferred Shares is referred to herein the "Issue Date." Dividends payable on the Series B Preferred Shares (i) for any period other than a full dividend period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months and (ii) for each full dividend period, shall be computed by dividing the annual dividend rate by four.

          (b) Dividends on Series B Preferred Shares shall be cumulative from the Issue Date, whether or not there shall be funds legally available for the payment of such dividends. If there shall be outstanding shares of any shares of Junior Stock or Parity Stock, no dividends shall be declared or paid or set apart for payment on any such series for any period unless full cumulative dividends which are then required to have been paid have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Shares for all dividend periods terminating on or prior to the date of payment of such dividends. If dividends on the Series B Preferred Shares and on any series of Parity Stock are in arrears, in making any dividend payment on account of such arrears, the Corporation shall make payments ratably upon all outstanding Series B Preferred Shares and shares of such series of Parity Stock in proportion to the respective amounts of dividends in arrears on the Series B Preferred Shares and on such series of Parity Stock to the date of such dividend payment. Holders of Series B Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on such shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

          (c) Unless full cumulative dividends on all outstanding Series B Preferred Shares and shares of Parity Stock which are then required to have been paid shall have been or contemporaneously are declared and paid or set aside for payment for all past dividend periods, no dividend (other than a dividend in Common Stock or in any other Junior Stock) shall be declared upon the Common Stock or upon any other Junior Stock, nor shall any Common Stock or any other Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for Junior Stock).

     3. Covenant. The Corporation shall not take any action in respect of any Common Stock or any Junior Stock or Parity Stock if, as a result thereof, the amount of the Corporation's shareholders' equity (as determined in accordance with generally accepted accounting principles) would be less than 250% of the aggregate liquidation preference of the issued and outstanding Series A Preferred Shares and Series B Preferred Shares.

     4. Liquidation Preferences.

          (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Series B Preferred Shares shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders an amount equal to $10 per share plus an amount equal to all accrued and unpaid dividends, if any, thereon to the date of such distribution, and no more (the "Liquidation Preference"), before any distribution shall be made to the holders of Junior Stock. After payment of the full amount of such liquidating distributions, the holders of Series B Preferred Shares will not be entitled to any further participation in any distribution of the remaining assets of the Corporation.

          (b) In the event that the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to the Series B Preferred Shares and any other shares of Parity Stock, the holders of Series B Preferred Shares and the holders of such Parity Stock shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they would otherwise be entitled.

          (c) The merger or consolidation of the Corporation with or into any other entity, the merger or consolidation of any other entity with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.

     5. Redemption. Except upon the occurrence of a Tax Event, the Series B Preferred Shares are not redeemable prior to January 15, 2003. Upon the occurrence of a Tax Event, the Corporation, at its option, may redeem the Series B Preferred Shares, at any time or from time to time, in whole but not in part, at the Series B Early Redemption Price. On or after January 15, 2003, the Corporation, at its option, may redeem the Series B Preferred Shares, at any time or from time to time, in whole or in part, at a redemption price of $10 per share plus accrued and unpaid dividends, if any, thereon, to the date of redemption.

          The "Series B Early Redemption Price" shall equal the greater of (i) the Liquidation Preference for each Series B Preferred Share to be redeemed or
(ii) the sum, as determined by a Quotation Agent, of the present values of (x), the Liquidation Preference at January 15, 2003 plus (y) the remaining scheduled payments of dividends on the Series B Preferred Shares to January 15, 2003, discounted to the redemption date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in the case of each of clauses (i) and (ii) and without duplication, accrued and unpaid dividends, if any, thereon to the date of redemption.

          "Tax Event" means the receipt by the Corporation of an opinion of a nationally recognized law firm experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation or of any state, (ii) any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) ("Administrative Action") or (iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or judicial decision or any interpretation or pronouncement that provides for a position with respect to such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification, or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Series B Preferred Shares, there is a substantial risk that (a) dividends paid or to be paid by the Corporation with respect to the capital stock of the Corporation are not, or will not be, fully deductible by the Corporation for United States federal income tax purposes, (b) the Corporation is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges or (c) dividends received or to be received by Webster Bank from the Corporation are not, or will not be, fully deductible by Webster Bank for Connecticut corporation income tax purposes.

          "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date plus .25%.

          "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the period from the date of redemption through January 15, 2003 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate fixed-income securities of comparable maturity for such remaining period.

     "Quotation Agent" means the Reference Treasury Dealer appointed by the Corporation.

     "Reference Treasury Dealer" means a nationally-recognized U.S. government securities dealer in New York, New York selected by the Corporation.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the Corporation obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Corporation, of the bid and asked prices for the Comparable Treasury Issue(expressed in each case as a percentage of its principal amount) quoted in writing to the Corporation by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

     (b) If less than all the outstanding Series B Preferred Shares are to be redeemed, the shares to be redeemed shall be selected pro rata as nearly as practicable or by lot, or by such other method as the Board of Directors may determine to be fair and appropriate.

     (c) Notice of any redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the date fixed for redemption to each holder of record of the Series B Preferred Shares to be redeemed, at their respective addresses appearing on the stock books of the Corporation. Notice so mailed shall be conclusively presumed to have been duly given whether or not actually received. Such notice shall state: (i) the date fixed for redemption; (ii) the redemption price; (iii) the number of Series B Preferred Shares to be redeemed and if less than all the shares held by such holder are to be redeemed, the number of such shares to be so redeemed from such holder; (v) the place where certificates for such shares are to be surrendered for payment of the redemption price; and (vi) that after such date fixed for redemption the shares to be redeemed shall not accrue dividends. If such notice is mailed as aforesaid, and if on or before the date fixed for redemption funds sufficient to redeem the shares called for redemption are set aside by the Corporation in trust for the account of the holders of the shares to be redeemed, notwithstanding the fact that any certificate for shares called for redemption shall not have been surrendered for cancellation, on and after the redemption date the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, dividends thereon shall cease to accrue, and all rights of the holders of such shares as stockholders of the Corporation shall cease, except the right to receive the redemption price, without interest, upon surrender of the certificate representing such shares. Upon surrender in accordance with the aforesaid notice of the certificate for any shares so redeemed (duly endorsed or accompanied by appropriate instruments of transfer, if so required by the Corporation in such notice), the holders of record of such shares shall be entitled to receive the redemption price, without interest. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

          (d) Any provision of this Section 4 to the contrary notwithstanding, in the event that any quarterly dividend payable on the Series B Preferred Shares shall be in arrears and until all such dividends in arrears shall have been paid or declared and set apart for payment, the Corporation shall not redeem any Series B Preferred Shares unless all outstanding Series B Preferred Shares are simultaneously redeemed and shall not purchase or otherwise acquire any Series B Preferred Shares except in accordance with a purchase or exchange offer made on the same terms to all holders of record of Series B Preferred Shares for the purchase of all outstanding shares thereof.

     6. Voting Rights. Other than as expressly required by applicable law, the Series B Preferred Shares shall not have any voting powers either general or special, except that:

          (a) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66-2/3% of the aggregate liquidation preference of the Series B Preferred Shares and of the shares of any one or more series of Parity Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of Series B Preferred Shares and any such other series of Parity Stock shall vote together as a separate class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of the Amended and Restated Certificate of Incorporation or of any amendment or supplement thereto (including any certificate of amendment or any similar document relating to any series of Preferred Stock) of the Corporation, so as to adversely affect the powers, preferences, rights, privileges, qualifications, limitations and restrictions of the Series B Preferred Shares and any such other series of Parity Stock.

          (b) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66-2/3% of the aggregate liquidation preference of the Series B Preferred Shares and any other series of Parity Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of Series B Preferred Shares and any such other series of Parity Stock shall vote together as a single class without regard to series, shall be necessary to create, authorize or issue, or reclassify any authorized stock of the Corporation into, or create, authorize or issue any obligation or security convertible into or evidencing a right to purchase, any shares of any class of stock of the Corporation ranking prior to both the Series B Preferred Shares and any other series of Parity Stock. Subject to the foregoing, the Corporation's Amended and Restated Certificate of Incorporation may be amended to increase the number of authorized shares of Preferred Stock without the vote of the holders of Preferred Stock, including the Series B Preferred Shares.

          (c) If at any time the Corporation has failed to pay or declare and set aside for payment the full amount of any quarterly dividend then required to be paid on the Series B Preferred Shares, the holders of the outstanding Series B Preferred Shares shall have the exclusive right, voting separately as a class together with holders of shares of any one or more other series of Parity Stock and upon which like voting rights have been conferred and are exercisable, to elect two directors of the Corporation at the Corporation's next annual meeting of shareholders. At elections for such directors, each holder of Series B Preferred Shares shall be entitled to one vote for each share held or, if the holders of shares of any series of Parity Stock are entitled vote, holders shall vote based on the respective liquidation preferences of the Series B Preferred Shares and such series of Parity Stock. Upon the vesting of such right in the holders of Series B Preferred Shares, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the outstanding Series B Preferred Shares (either alone or together with the holders of shares of any one or more series of Parity Stock) as hereinafter set forth. The right of the holders of Series B Preferred Shares, voting separately as a class to elect (either alone or together with the holders of shares of any one or more series of Parity Stock) members of the Board of Directors of the Corporation as aforesaid shall continue until such time as all dividends accrued on the Series B Preferred Shares shall have been paid in full or declared and set apart for payment, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.

          (d) Each director elected by the holders of Series B Preferred Shares shall continue to serve as such director until the later of (i) the expiration of the full term for which he or she shall have been elected or (ii) all accrued and unpaid dividends on the Series B Preferred Shares shall have been paid in full or declared and set aside for payment. If the office of any director elected by the holders of Series B Preferred Shares voting as a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, the remaining director elected by the holders of Series B Preferred Shares voting as a class may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Whenever the term of office of the directors elected by the holders and the special voting powers vested in the holders of Series B Preferred Shares as provided in this subsection (d) shall have expired, the number of directors shall be such number as may be provided for in the Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws, irrespective of any increase made pursuant to the provisions of this subsection (d).

     7. Reacquired Shares. Series B Preferred Shares redeemed, or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Shares without designation as to series.

     8. No Sinking Fund. Series B Preferred Shares are not subject to the operation of a sinking fund or any other obligation of the Corporation to redeem, repurchase or retire the Series B Preferred Shares.

     9. No Conversion Rights. Series B Preferred Shares are not convertible into any other securities of the Corporation and are not exchangeable into capital stock or any other securities of Webster Bank or Webster Financial Corporation.

     10. Reporting Company. For so long as there are any Series B Preferred Shares outstanding, the Corporation shall maintain its status as a reporting company under the Securities Exchange Act of 1934, as amended, and will furnish shareholders with annual reports containing audited financial statements.

     11. Ownership and Transfer Restrictions.

          (a) During the period commencing on the date of the initial public offering and prior to the Restriction Termination Date, no person shall beneficially own more than 5,000 shares of Series B Preferred Stock (determined without reference to any rules of attribution). "Beneficial Ownership" shall mean ownership of shares of the capital stock of the Corporation by a person who is treated or would be treated as an owner of such capital stock either directly or indirectly or constructively through the application of Section 544 of the Internal Revenue Code of 1986, as amended (the "Code"), as modified by Section 856(h)(1)(B)of the Code.

"Initial Public Offering" means the closing of the sale of Series B Preferred Shares and Series A Preferred Shares pursuant to the Corporation's first effective registration statement for such Preferred Stock, filed under the Securities Act of 1933, as amended. "Restriction Termination Date" shall mean the first day after the date of the closing of the Initial Public Offering on which the Corporation determines that it is no longer in the best interest of the Corporation to attempt to, or continue to qualify as a real estate investment trust.

          (b) Each certificate for Series B Preferred Shares shall bear substantially the following legend: "The shares represented by this certificate are subject to restrictions on transfer and ownership for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. Subject to certain further restrictions and except as expressly provided in the Corporation's Amended and Restated Certificate of Incorporation, no Person may Beneficially Own shares of Capital Stock of the Corporation if, as a result of such Acquisition or Beneficial Ownership, (i) such Person would Beneficially Own Series B 8.625 %
Cumulative Redeemable Preferred Stock of the Corporation in excess of 5,000 shares, (ii) the Corporation would be "closely held" within the meaning of
Section 856(h) of the Code, or (iii) the Capital Stock would be held by less than 100 Persons. Any Person who Beneficially Owns or attempts to Beneficially Own shares of Capital Stock in excess of the above limitations must immediately notify the Corporation, any shares of Capital Stock so held may be subject to mandatory sale in certain events, certain purported acquisitions of shares of Capital Stock in excess of such limitations shall be void ab inito, and any shares of Capital Stock purported to be Acquired or Beneficially Owned in excess of such limitation will be automatically transferred to a Trust for the benefit of Charitable Beneficiary. A Person who attempts to Beneficially Own shares of Capital Stock in violation of the ownership limitations set forth in Section 7(b) of the Amended and Restated Certificate of Incorporation of the Corporation shall have no claim, cause of action, or any other recourse whatsoever against a transferor of shares. All capitalized terms in this legend have the meanings defined in the Corporation's Amended and Restated Certificate of Incorporation, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests.

          FURTHER RESOLVED, that the officers of the Corporation, and each of them, are hereby authorized, for and on behalf of and in the name of the Corporation, to file a copy of the foregoing with the Secretary of State of the State of Connecticut in accordance with the provisions of Sections 33-608 and 33-666 of the Connecticut Business Corporation Act.

          IN WITNESS WHEREOF, WEBSTER PREFERRED CAPITAL CORPORATION, has caused this Certificate of Amendment to be signed by John V. Brennan, its President and Gregory S. Madar, its Secretary, and its Corporate Seal to be hereunder affixed this 23rd day of December, 1997.

                                                     WEBSTER PREFERRED CAPITAL
                                                         CORPORATION
                                                   [Seal]


                                                     By
                                                     /s/ John V. Brennan
                                                     ---------------------------
                                                     John V. Brennan
                                                     President


Attest:


/s/ Gregory S. Madar
--------------------------
Gregory S. Madar
Secretary